As filed with the Securities and Exchange Commission on December 10, 2019
Registration No. 333-227455

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LEGACY RESERVES INC.
(Exact name of registrant as specified in its charter)

Delaware	82-4919553
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

303 W. Wall St., Suite 1800	79701
Midland, Texas 79701	(Zip Code)
(Address of Principal Executive Offices)

LEGACY RESERVES INC. 2018 STOCK PURCHASE PLAN
(Full title of plan)

James Daniel Westcott
Chief Executive Officer
303 W. Wall St., Suite 1800
Midland, Texas 79701
 (Name and address of agent for service)

(432) 689-5200
(Telephone number, including area code, of agent for service)

Copies to:

George J. Vlahakos
Sidley Austin LLP
1000 Louisiana St., Suite 5900
Houston, Texas 77002

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1, filed by Legacy Reserves Inc. (the “Company”), relates to Registration Statement No. 333-227455 filed by the Company with the Securities and Exchange Commission on September 21, 2018, registering 10,500,000 shares of the Company’s common stock, par value $0.10 per share (the “Registration Statement”).

On June 18, 2019, the Issuers filed voluntary petitions for reorganization under chapter 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas, which cases are being jointly administered under the caption In re Legacy Reserves Inc., et al. (the “Chapter 11 Cases”).

As a result of the Chapter 11 Cases, the Company has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration all of such securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Midland, State of Texas, on December 10, 2019.

LEGACY RESERVES INC.

BY:	/s/ James Daniel Westcott
Name:	James Daniel Westcott
Title:	Chief Executive Officer (Principal Executive Officer)

Note: No other person is required to sign this post-effective Amendment to the Registration Statement on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.